Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Twin Disc, Incorporated - The Accelerator 401(k) Savings Plan
Racine, Wisconsin

We consent to the incorporation by reference in the Registration Statements on Form S-8 (333-99229 and 333-169965) of Twin Disc Incorporated of our report dated June 27, 2012, related to the statement of net assets available for benefits of the Twin Disc, Incorporated - The Accelerator 401(k) Savings Plan as of  December 31, 2010 and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2010 annual report on Form 11-K of the Twin Disc, Incorporated - The Accelerator 401(k) Savings Plan.

/s/ Reilly, Penner & Benton LLP
Milwaukee, Wisconsin
June 27, 2012